Exhibit 99.(h)(12)(v)

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated and effective as of April 29, 2026)

Name of Separate Account	Date Established	Contracts Funded by Separate Account
Protective Variable Life Separate Account	February 2, 1995	Variable life policies issued by Protective Life Insurance Company
Protective Variable Annuity Separate Account	December 23, 1993	Variable annuity contracts issued by Protective Life Insurance Company
Protective COLI VUL Separate Account	February 25, 2020	Protective Executive Benefits Registered VUL

This Schedule A to the Participation Agreement dated April 1, 2017, by and among the parties identified below is updated and effective as of April 29, 2026, and replaces all prior versions of this Schedule A.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND By: /s/ John Schadl Name: John Schadl Title: Assistant Secretary	THE VANGUARD GROUP, INC. By: /s/ Carolyn Sherry Name: Carolyn Sherry Title: Principal, Head of US Middle Office & TA
VANGUARD MARKETING CORPORATION By: /s/ Carolyn Sherry Name: Carolyn Sherry Title: Principal, Head of US Middle Office & TA	PROTECTIVE LIFE INSURANCE COMPANY By: /s/ Steve Cramer Name: Steve Cramer Title: Chief Product Officer – Retirement Division